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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BancorpSouth, Inc.:

      We consent to the use of our report dated January 30, 2004, with respect to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference, and to the reference to our firm under the heading "EXPERTS" in the Proxy Statement/Prospectus.

                                                /s/  KPMG LLP

Memphis, Tennessee
November 8, 2004